EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2003 (except for Notes 3 and 14, as to which the date is March 26, 2003), accompanying the consolidated financial statements included in the Annual Report of Xybernaut Corporation, on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Annual Report of Xybernaut Corporation on Form 10-K/A to be filed on or about April 25, 2003.

/s/Grant Thornton LLP

Vienna, Virginia
April 25, 2003